Exhibit 21.1

Sunoco Logistics Partners L.P.

Subsidiaries of the Registrant

(50.1% or greater ownership)

Legal Entity Name	Inc./Org./Reg.
Sunoco Partners LLC	Pennsylvania
Sunoco Logistics Partners L.P.	Delaware
Sunoco Logistics Partners GP LLC	Delaware
Sunoco Logistics Partners Operations L.P.	Delaware
Sunoco Logistics Partners Operations GP LLC	Delaware
Sunoco Partners Lease Acquisition & Marketing LLC	Delaware
Sunoco Partners Marketing & Terminals L.P.	Texas
Butane Acquisition I LLC	Delaware
Sunoco Partners Butane Blending LLC	Delaware
Sunoco Pipeline L.P.	Texas
Sunoco Pipeline Acquisition LLC	Delaware
Sun Pipe Line Company of Delaware LLC	Delaware
Mid-Valley Pipeline Company	Ohio
West Texas Gulf Pipe Line Company	Delaware
Excel Pipeline LLC	Delaware
Inland Corporation	Ohio
Sunoco Partners Real Estate Acquisition	Delaware
Sunoco Partners Operating LLC	Delaware
Sunoco Partners Rockies LLC	Delaware